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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (in thousands, except per share amounts)


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                                                        Three Months Ended    Nine Months Ended
                                                        September 30, 1998    September 30, 1998
                                                        ------------------    ------------------

BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                                     $1,403               5,531


Weighted average number of shares
  of common stock                                               5,213               5,267

Earnings per share - basic                                      $0.27               $1.05


DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                     $1,403             $ 5,531
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                             5,213               5,267
  Common stock equivalents issuable under stock
    option plans                                                  -0-                  71

  Weighted average number of shares of common stock
    and common stock equivalents - diluted                      5,213               5,338

Earnings per share - diluted                                   $ 0.27               $1.04

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